EXHIBIT 10.01

        January 26, 2005

Adelphia Communications Corporation
Extended DIP Facility
Commitment Letter

Adelphia Communications Corporation
UCA LLC
Century Cable Holdings, LLC
Century-TCI California, L.P.
Olympus Cable Holdings, LLC
FrontierVision Operating Partners, L.P.
ACC Investment Holdings, Inc.
Parnassos, L.P.
Arahova Communications, Inc.
Adelphia California Cablevision, LLC

c/o Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111

Attention:	William T. Schleyer, Chairman & Chief Executive Officer Vanessa A. Wittman, Executive Vice President & Chief Financial Officer

Ladies and Gentlemen:

        You have advised JPMorgan Chase Bank, N.A. ("JPMCB"), Citicorp North America, Inc. ("CNAI"), J.P. Morgan Securities Inc. ("JPMSI") and Citigroup Global Markets Inc. ("CGMI") (collectively, "us") that Adelphia Communications Corporation ("Adelphia") and certain of its subsidiaries (collectively, the "Debtor Entities") have commenced voluntary cases (the "Bankruptcy Cases") under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). You have further advised us that you wish to extend the maturity date of your senior secured super-priority debtor-in-possession credit facilities currently evidenced by the Second Amended and Restated Credit and Guaranty Agreement dated as of May 10, 2004 among you, the guarantors listed therein (collectively with you, the "Credit Parties"), the lenders party thereto, JPMCB, as administrative agent, CGMI, as syndication agent, JPMSI and CGMI, as joint bookrunners and co-lead arrangers, CNAI, as collateral agent, Wachovia Bank, N.A., as co-syndication agent, and The Bank of Nova Scotia, Bank of America, N.A. and General Electric Capital Corporation, as co-documentation agents (as in effect on the date hereof, the "Existing DIP Facility"). Such facilities, as extended as contemplated hereby, are referred to herein as the "Extended DIP Facility". The consummation of the Extended DIP Facility and all related transactions are collectively referred to herein as the "Transaction". All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet (as defined below).

        In connection with the foregoing, you have requested that (i) JPMSI and CGMI agree to structure, arrange and syndicate the Extended DIP Facility, (ii) each of JPMCB and CNAI commits to provide $125,000,000 of the Extended DIP Facility, (iii) JPMCB agrees to serve as the administrative agent for the Extended DIP Facility and (iv) CNAI agrees to serve as the collateral agent for the Extended DIP Facility.

        JPMSI and CGMI are pleased to advise you that they are willing to act as the exclusive arrangers for the Extended DIP Facility. Furthermore, each of JPMCB and CNAI (each, a "Lead Lender") is pleased to advise you of its commitment to provide $125,000,000 of the Extended DIP Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter, including in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"), it being understood and agreed that terms and conditions not specifically addressed in the Term Sheet shall be substantially identical to the terms and conditions set forth in the Existing DIP Facility. The commitments of each Lead Lender hereunder are several and not joint. If you accept this commitment letter (together with the Term Sheet, the "Commitment Letter"), the date of the closing of the Extended DIP Facility is referred to herein as the "Closing Date".

        It is agreed that (i) JPMCB will act as the sole and exclusive administrative agent for the Extended DIP Facility, (ii) CNAI will act as the sole and exclusive collateral agent for the Extended DIP Facility and (iii) JPMSI and CGMI will act as joint bookrunners and co-lead arrangers for the Extended DIP Facility (in such capacity, the "Co-Lead Arrangers"). In such capacities and subject to the terms hereof, each Co-Lead Arranger and each Lead Lender will perform the duties and exercise the authority customarily performed and exercised by it in the roles assigned to it pursuant to the terms hereof.

        Subject to the terms hereof, the Co-Lead Arrangers intend to syndicate the Extended DIP Facility to a group of financial institutions and other entities (collectively, together with the Lead Lenders, the "Lenders") identified by the Co-Lead Arrangers in consultation with Adelphia. In furtherance of the foregoing, but subject to the terms hereof, the Co-Lead Arrangers will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, the time and acceptance of commitments, naming rights, the final allocation of commitments, the amount and distribution of fees and other matters customarily associated with a syndication of a facility of this type. You agree that except as provided herein, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter (as hereinafter defined)) will be paid in connection with the Extended DIP Facility unless the Co-Lead Arrangers and Adelphia shall so agree, it being agreed that the consent of the Co-Lead Arrangers or Adelphia, as the case may be, to the matters set forth in this sentence shall not be unreasonably withheld, conditioned or delayed.

        The Co-Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to use your commercially reasonable efforts to assist the Co-Lead Arrangers in completing a syndication reasonably satisfactory to them. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your Existing DIP Facility lending relationships, (ii) direct contact between senior management and advisors of the Credit Parties and the proposed Lenders, (iii) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (iv) the hosting, with either of the Co-Lead Arrangers, of one or more meetings of prospective Lenders.

        To assist the Co-Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Co-Lead Arrangers all information with respect to the Credit Parties and the transactions contemplated hereby, including all financial information and projections (the "Projections"), as any Co-Lead Arranger may reasonably request in connection with the arrangement and syndication of the Extended DIP Facility. You hereby represent and covenant that (i) all information other than the Projections (the "Information") that has been or will be made available to any Co-Lead Arranger by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Co-Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time such projections are made available to the Co-Lead Arrangers. If, at any time from the date hereof until the Closing Date, any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and

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such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections as reasonably necessary so that such representations and warranties will be correct under those circumstances. You understand that in arranging and syndicating the Extended DIP Facility we may use and rely on the Information and Projections without independent verification thereof.

        As consideration for the commitments of each Lead Lender hereunder and the agreements of each Co-Lead Arranger to perform the services described herein, you agree to pay to the Co-Lead Arrangers and the Lead Lenders the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

        The commitments of each Lead Lender hereunder and the agreements of each Co-Lead Arranger to perform the services described herein are subject to (i) there not having occurred, since September 30, 2004, any material adverse change in the business, operations, properties, assets or liabilities (whether contractual or otherwise) of the Credit Parties taken as a whole, (ii) no Co-Lead Arranger nor any Lead Lender becoming aware at any time from and after the date of this Commitment Letter and on or prior to the Closing Date of information not previously disclosed to it that it reasonably believes to be materially inconsistent with its understanding, based on information provided to it prior to the date of this Commitment Letter, of the business, operations, properties, assets or liabilities (whether contractual or otherwise) of the Credit Parties taken as a whole, (iii) our being reasonably satisfied that there shall not exist prior to and during the syndication of the Extended DIP Facility any competing offering, placement or arrangement for any debt security or bank financing by or on behalf of any of the Credit Parties (other than, in each case, the financing previously disclosed to us to consummate the plan of reorganization of the Debtor Entities), (iv) the negotiation, execution and delivery on or before the Closing Date of definitive documentation with respect to the Extended DIP Facility reasonably satisfactory to the Lead Lenders and the Co-Lead Arrangers and their counsel, (v) you having obtained commitments for the Extended DIP Facility from other institutions equal in the aggregate to at least $1,050,000,000, (vi) satisfaction or waiver of the other conditions set forth or referred to in the Term Sheet and (vii) the commitment of the other Lead Lender being in full force and effect.

        You agree (i) to indemnify and hold harmless each Co-Lead Arranger, each Lead Lender and their respective advisors and their respective officers, directors, employees and agents and any successors or permitted assigns thereof (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with the Commitment Letter, the Extended DIP Facility, the use of the proceeds thereof, the Bankruptcy Cases, the Transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable expenses incurred in connection with investigating or defending any of the foregoing, provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (A) are found by a final, nonappealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person or (B) arise from such indemnified person's actions in the Bankruptcy Cases or prior to the commencement thereof (including, without limitation, in connection with the pre-petition credit facilities of the Credit Parties or any claim, litigation, investigation or proceeding related thereto) in any capacity other than as a Co-Lead Arranger or as a Lead Lender (or as any of their respective advisors and their respective officers, directors, employees and agents and any successors or permitted assigns thereof), and (ii) to reimburse each Co-Lead Arranger and each Lead Lender on demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, reasonable syndication expenses, reasonable consultant's fees and expenses (if applicable), reasonable travel expenses, and reasonable fees, charges and disbursements of one counsel in respect of the Extended

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DIP Facility for all of the Co-Lead Arrangers and the Lead Lenders) incurred in connection with the Extended DIP Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for (x) any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent that such damages arise as a result of any person or entity receiving such Information or other materials as a result of the gross negligence or willful misconduct of such indemnified person or (y) any special, indirect, consequential or punitive damages in connection with the Extended DIP Facility or in connection with its activities related to the Extended DIP Facility.

        This Commitment Letter shall not be assignable by any party hereto (other than to its affiliates) without the prior written consent of the other parties hereto (and any purported assignment without such prior written consent shall be null and void), is intended to be solely for the benefit of the parties hereto, the indemnified persons to the extent contemplated by the immediately preceding paragraph hereof and, in your case, the Credit Parties, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the indemnified persons to the extent contemplated by the immediately preceding paragraph hereof and, in your case, the Credit Parties. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, each Lead Lender and each Co-Lead Arranger. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Extended DIP Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction or any transaction contemplated hereby or thereby (whether based on contract, tort or any other theory).

        This Commitment Letter is delivered to you on the understanding that, unless otherwise agreed to in writing by each Co-Lead Arranger and each Lead Lender, neither this Commitment Letter, the Fee Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person other than as required by the Bankruptcy Court, including in connection with the Extension Order (as hereinafter defined), and except that this Commitment Letter, the Fee Letter and the terms and substance thereof may be disclosed (i) to the officers, agents and advisors of the Credit Parties who are directly involved in the consideration of this matter and as need to know and agree to be bound by the provisions of this paragraph, or (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof). Notwithstanding the foregoing, each Co-Lead Arranger and each Lead Lender acknowledges and agrees that following the date hereof, the Debtor Entities intend to (x) seek the approval of the Bankruptcy Court to perform their respective obligations under the terms of this Commitment Letter, including to pay the fees provided for herein and in the Fee Letter and otherwise to consummate the transactions contemplated hereby and thereby, and that in connection therewith, the Debtor Entities intend to file the Commitment Letter and, if required by the Bankruptcy Court or pursuant to clause (ii) in the immediately preceding sentence hereof, the Fee Letter, with the Bankruptcy Court and, as a result thereof, such documents may become publicly available and (y) file a Current Report on Form 8-K with the United States Securities and Exchange Commission reporting the execution of this Commitment Letter, which Current Report shall attach a copy of this Commitment Letter as an exhibit

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thereto. Subject to the foregoing, you agree to take such reasonable actions as shall be necessary to prevent the Fee Letter from becoming publicly available.

        You acknowledge that the Co-Lead Arrangers and the Lead Lenders or any of them may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Each Co-Lead Arranger and each Lead Lender hereby agrees that it will not (i) use any confidential information of the Credit Parties, whether obtained from you or any of your representatives or affiliates by virtue of the Transaction, including the transactions contemplated by this Commitment Letter, or their other relationships with the Credit Parties, in connection with their performance of services for other companies, or (ii) furnish any such information to other companies. You also acknowledge that the Co-Lead Arrangers and the Lead Lenders have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that this letter and the understandings and agreements set forth herein are not intended to, and shall not be deemed to, in any way override, amend or modify any of the terms or conditions set forth in (i) that certain letter agreement, dated November 17, 2004, among Adelphia, CNAI and CGMI or (ii) that certain letter agreement, dated September 27, 2004, among Adelphia, JPMCB and JPMSI.

        The reimbursement, indemnification, confidentiality and, to the extent applicable, compensation, provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 31, 2005. The commitments and agreements of each Lead Lender and each Co-Lead Arranger set forth in this Commitment Letter and in the Fee Letter, will expire, unless waived by us in our sole and absolute discretion, at 5:01 p.m., New York City time, on January 31, 2005, unless at or prior to such time you shall have executed and returned to us a copy of this Commitment Letter and the Fee Letter. Further, the commitments and agreements of the Lead Lenders and the Co-Lead Arrangers set forth herein shall, unless we, in our sole discretion, shall otherwise agree to a later date, expire on March 15, 2005 unless, on or prior to such date, you shall have delivered to us a copy of an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Co-Lead Arrangers, that authorizes the Credit Parties to perform, and to execute and deliver all instruments and documents that may be reasonably required or necessary for the Credit Parties' performance, under the documents relating to the Extended DIP Facility, and to pay all related fees and expenses (the "Extension Order"), which Extension Order (x) shall have been entered with the consent or non-objection of a preponderance of the pre-petition lenders (as determined in the reasonable discretion of the Co-Lead Arrangers after consultation with Adelphia) upon an application or motion of the Credit Parties reasonably satisfactory in form and substance to the Co-Lead Arrangers, on such prior notice to such parties (including the pre-petition lenders) as may in each case be reasonably satisfactory to the Co-Lead Arrangers, (y) shall be in full force and effect and (z) shall not have been stayed, reversed, modified or amended in any respect. If you satisfy the conditions set forth in this paragraph, each Lead Lender agrees to hold its commitment, as outlined herein available for you until (A) the earlier of (i) 5:00 p.m., New York City time, on March 31, 2005 and (ii) the date on which any of the conditions to the commitments and agreements of the Lead Lenders and the Co-Lead Arrangers as outlined herein and in the Term Sheet attached hereto shall become incapable of being satisfied prior to the otherwise applicable expiration of the commitments, provided that prior to terminating the commitments and agreements set forth herein pursuant to this clause (ii), we shall provide Adelphia with at least ten (10) business days' written

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notice thereof and the failure of such condition to be capable of satisfaction shall continue to be in effect at the end of such ten (10) business day period and (B) such later date as we shall, in our sole discretion, otherwise agree. Notwithstanding the foregoing, if the Extension Order shall at any time cease to be in full force and effect or shall be reversed, modified or stayed, each Lead Lender or each Co-Lead Arranger may, in its sole discretion, terminate its commitment or agreement hereunder, in each case without further obligation hereunder.

        Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, all obligations of any Credit Party under any such document are subject to the approval of the lenders under the Existing DIP Facility, if required, and the entry of the Extension Order.

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        We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
JPMORGAN CHASE BANK, N.A.
By:	/s/ BRUCE BORDEN Name: Bruce Borden Title: Vice President
J.P. MORGAN SECURITIES INC.
By:	/s/ NORMA C. CORIO Name: Norma C. Corio Title: Managing Director
CITICORP NORTH AMERICA, INC.
By:	/s/ MICHAEL M. SCHADT Name: Michael M. Schadt Title: Director
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ MICHAEL M. SCHADT Name: Michael M. Schadt Title: Authorized Signer

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Accepted and agreed to as of the date first above written:

ADELPHIA COMMUNICATIONS CORPORATION
UCA LLC
CENTURY CABLE HOLDINGS, LLC
CENTURY-TCI CALIFORNIA, L.P.
OLYMPUS CABLE HOLDINGS, LLC
FRONTIERVISION OPERATING PARTNERS, L.P.
ACC INVESTMENT HOLDINGS, INC.
PARNASSOS, L.P.
ARAHOVA COMMUNICATIONS, INC.
ADELPHIA CALIFORNIA CABLEVISION, LLC

By:	/s/ VANESSA A. WITTMAN Name: Vanessa A. Wittman Title: Executive Vice President and Chief Financial Officer

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EXHIBIT A

ADELPHIA COMMUNICATIONS CORPORATION
$1,300,000,000 DEBTOR-IN-POSSESSION FINANCING
SUMMARY OF TERMS AND CONDITIONS

Borrowers:	Each of the subsidiaries of Adelphia Communications Corporation (the "Parent") listed on Annex A attached hereto and identified as a borrower (each, a "Borrower"), as a Debtor-in-Possession in a case (a "Case") pending under Chapter 11 of the Bankruptcy Code. Each group of entities consisting of a Borrower and the direct and indirect subsidiaries of the Parent identified on Annex A as belonging to such Borrower's borrower group (each of such entities also as Debtors-in-Possession in Cases), is referred to as a "Borrower Group".
Each Borrower Group identified on Annex A as a "several borrower group" is referred to as a "Several Borrower Group".
The Borrower Group identified on Annex A as the "joint and several borrower group" is referred to as the "Joint and Several Borrower Group".
Guarantors:
With respect to each Borrower, (i) each other Loan Party (as defined below) in its Borrower Group, (ii) each Loan Party in the Joint and Several Borrower Group and (iii) the Parent and each of its direct and indirect holding company subsidiaries identified on Annex A as a "holding company guarantor" (collectively with the Parent, the "Holding Companies", and the guarantees of such Holding Companies are referred to herein as the "Holding Company Guarantees").

Subject to the terms of the section entitled "Priority and Liens" below, (i) each guarantee (other than a Holding Company Guarantee) is secured by substantially all of the assets of the relevant guarantor and (ii) each Holding Company Guarantee is secured by the equity of each direct subsidiary of such Holding Company and by any cash accounts or cash investments of such Holding Company and, to the extent such Holding Company holds any other assets, such other assets. The benefits of the security interest in such cash accounts and cash investments are allocated among the lenders' exposures to the various Borrower Groups on a pro rata basis.
No Loan Party in a Several Borrower Group guarantees the obligations of any Borrower or any other Loan Party, except for the Borrower and the other Loan Parties in such Loan Party's Borrower Group.
All guarantors must be Debtors-in-Possession in the Cases.

Facility Amount and Type:
The extended DIP facility shall be in an amount up to $1.3 billion, which shall consist of (i) a Tranche A Revolving Credit Facility ("Tranche A") in an amount up to $800 million with a letter of credit subfacility of up to $500 million and (ii) a Tranche B Term Loan in an amount up to $500 million (the "Extended DIP Facility"). The existing DIP facility of the Loan Parties is referred to herein as the "Existing DIP Facility", and the Extended DIP Facility and the Existing DIP Facility are collectively referred to herein as the "DIP Facility".

The maximum amount of the Extended DIP Facility available to each Borrower is set forth in a document previously provided to the Co-Lead Arrangers to be posted on Intralinks for the DIP Lenders and is referred to herein as such Borrower's "Borrowing Limit".

The Borrowing Limit of any Borrower at any time is reduced dollar-for-dollar by the amount of post-petition intercompany advances owed (and not previously repaid) by any Loan Party in such Borrower's Borrower Group to any other Loan Party other than another Loan Party in such Borrower's Borrower Group ("Non-Group Intercompany Debt"); provided that the foregoing terms shall not apply to the intercompany loans to the Parent and the Borrower in the Joint and Several Borrower Group in an aggregate amount not to exceed $100,000,000 the proceeds of which loans have been or will be used to finance certain capital expenditures and to fund certain TelCove settlement payments (the "Specified Intercompany Funding Transaction"), all as contemplated by Amendment No. 13 and Waiver to the First Amended and Restated DIP Facility ("Amendment No. 13"). The incurrence of Non-Group Intercompany Debt is also subject to the limitations set forth under "Covenants" below. Except as provided in the Cash Management Protocol (as defined below) or as otherwise provided in Amendment No. 13, Non-Group Intercompany Debt bears interest from time to time on a monthly basis at the rate equal to the blended rate of interest for such period under the DIP Facility and otherwise is subject to the terms of the cash management protocol of the Loan Parties, as the same has been amended from time to time (as amended, the "Cash Management Protocol").
Nature of Obligations of the Borrowers and Guarantors:	The obligations of any Borrower and any Guarantor in any Several Borrower Group are joint and several within such Several Borrower Group, and several as to any other Borrower Group.

The obligations of any Borrower and any Guarantor in the Joint and Several Borrower Group are joint and several within such Joint and Several Borrower Group and joint and several with respect to all Several Borrower Groups.
Maturity Date:	The maturity date of the Extended DIP Facility shall be March 31, 2006.

Termination Date:
The earliest of (i) the Maturity Date, (ii) the acceleration of the loans and the termination of the commitments in accordance with the terms of the DIP Facility and (iii) the substantial consummation of a plan of reorganization (a "Plan") that is confirmed pursuant to an order entered by the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction (the "Court") in any of the Cases (the "Consummation Date"), provided that in the event a Plan for each Loan Party in a Several Borrower Group has been confirmed by the Court (and the date of substantial consummation of a plan of reorganization for each Loan Party that belongs to any other then existing Borrower Group shall not have occurred simultaneously), the Consummation Date shall be deemed to have occurred only as to the Several Borrower Group with respect to which such Plan has been substantially consummated, and not with respect to any other Borrower Groups.

Upon the occurrence of the Termination Date with respect to one or more (but not all) Borrower Groups in accordance with the immediately preceding paragraph, the Termination Date is deemed to have occurred with respect to all Loan Parties in such Borrower Group for all purposes under the DIP Facility.
Joint Bookrunners and Co-Lead Arrangers:	J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. (the "Co-Lead Arrangers").
Lenders:
A syndicate of financial institutions and other entities, including JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., identified by the Co-Lead Arrangers in consultation with the Parent. Lenders having more than 50% of the total commitments (or total outstanding exposures if all commitments are terminated) under the DIP Facility are referred to herein as the "Required Lenders".
Administrative Agent:	JPMorgan Chase Bank, N.A.
Syndication Agent:	Citigroup Global Markets Inc.
Collateral Agent:	Citicorp North America, Inc.
Co-Syndication Agent:	Wachovia Bank, N.A.
Co-Documentation Agents:	TBD.

Priority and Liens:
Under the terms of the final order issued by the Bankruptcy Court in connection with the Existing DIP Facility (the "Final Order"), the obligations of each Borrower and each Guarantor (each, a "Loan Party") are (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, entitled to superpriority claim status in the Case of such Loan Party, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, secured by a perfected first priority senior security interest and lien on all unencumbered property of such Loan Party and any amounts that cash collateralize any letter of credit issued for the account of such Loan Party, (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, secured by a perfected junior lien on all property of such Loan Party that was subject to valid, perfected and unavoidable liens that were in existence immediately prior to the commencement of the Case of such Loan Party or to valid and unavoidable liens that were in existence immediately prior to such commencement that were perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code and, to the extent applicable, Section 362(b)(18) of the Bankruptcy Code (other than the property that is subject to the existing liens that secure obligations under the pre-petition credit facility with respect to which such Loan Party is a borrower or a guarantor (any such facility, a "Pre-Petition Facility" and the agents under each Pre-Petition Facility, each, a "Pre-Petition Agent" and, together, the "Pre-Petition Agents") which liens have been, in accordance with the terms of the Final Order, primed by the liens described in clause (iv) below); and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, secured by a perfected first priority, senior priming security interest and lien on all of the property of such Loan Party (including, without limitation, inventory, accounts receivable, property, plant, equipment, patents, copyrights, trademarks, tradenames and other intellectual property and capital stock of subsidiaries) that is subject to the existing liens that secure the obligations of such Loan Party under its Pre-Petition Facility or that is subject to a valid and enforceable right of setoff by any lender party to such Pre-Petition Facility (the "Primed Liens"), which senior priming liens (A) are senior in all respects to the interests in such property of the lenders in the Pre-Petition Facility of such Loan Party, and (B) also prime any liens granted after the commencement of the Cases to provide adequate protection in respect of any of the Primed Liens but do not prime liens, if any, to which the Primed Liens were subject at the time of the commencement of the Cases, subject in each case only to (x) in the event of the occurrence and during the continuance of an event of default, or an event that would constitute an event of default with the giving of notice or lapse of time or both, the payment of allowed and unpaid professional fees and disbursements incurred following such occurrence by such Loan Party and any statutory committees appointed in the Case of such Loan Party in an aggregate amount with respect to all Loan Parties and all committees not in excess of $15 million (of which up to $500,000 may be applied towards fees and disbursements incurred by a Chapter 7 Trustee in any Chapter 7 liquidation, pursuant to §726 of the Bankruptcy Code, as contemplated in the Guidelines issued by the Southern District of New York), and (y) the payment of fees pursuant to 28 U.S.C. §1930 ((x) and (y), together, the "Carve-Out"). Notwithstanding the foregoing, so long as an event of default or an event which with the giving of notice or lapse of time or both would constitute an event of default shall not have occurred and be continuing at the time of payment, each Loan Party is permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out.

The following assets (collectively, "Excluded Property") of a Borrower or a Guarantor are not subject to a security interest and lien: (1) any franchises, licenses or equivalent rights (collectively, "Franchises") to the extent the granting of a security interest in any such Franchise would result in the forfeiture, termination, or loss of such Franchise (it being understood that "Excluded Property" shall not include any proceeds from the sale or other disposition of any such Franchise), (2) any equity interest or investment property to the extent the holder of such interest or property is prohibited or otherwise restricted in the granting of a security interest with respect to such equity interest or investment property and to the extent any such restriction is enforceable (it being understood that "Excluded Property" shall not include any proceeds from the sale or other disposition of, or any dividends or other distributions on, any such equity interest or investment property), (3) voting equity interests in any foreign subsidiary that is a direct subsidiary of a domestic subsidiary, to the extent (but only to the extent) required to prevent the collateral from including more than 66 2/3% of all voting equity interests in such foreign subsidiary and (4) equity interests in any foreign subsidiary that is a direct subsidiary of a foreign subsidiary; provided, however, that any such asset described in clauses (1) or (2) is deemed to constitute Excluded Property if and for so long as such forfeiture, termination, or loss would occur or such prohibition or restriction applies and, in each case, is not overriden by order of the Bankruptcy Court.

Adequate Protection:
The parties (the "Primed Parties") whose liens were primed as described above, and the cash proceeds of whose prepetition collateral were authorized for use by the Borrowers and the Guarantors pursuant to the terms of the Final Order, are entitled to receive from their particular Borrowers and Guarantors, on a joint and several basis, the following as adequate protection (and consistent with the rights of the Primed Parties under Section 506(b) of the Bankruptcy Code): (i) the monthly payment of an amount equal to current interest and letter of credit fees at the applicable non-default base rates plus applicable margins (excluding LIBOR pricing options) provided for pursuant to the Pre-Petition Facilities and in effect on the date immediately preceding the Petition Date, (ii) a superpriority claim against their particular Borrowers and Guarantors under the Pre-Petition Facilities and as contemplated by Section 507(b) of the Bankruptcy Code immediately junior to the claims under Section 364(c)(1) of the Bankruptcy Code held by the Collateral Agent and the Intercompany Liens (as defined below), (iii) an adequate protection lien on the present and future assets of their Borrowers and Guarantors against which the primed party has a claim (including without limitation any Non-Group Intercompany Debt owed to a Borrower or Guarantor and the Intercompany Liens of such Borrower against other Borrowers or Guarantors), which adequate protection lien has a priority immediately junior to the priming and other liens granted in favor of the Collateral Agent and the Intercompany Liens, and (iv) the payment on a current monthly basis, without the necessity of filing fee applications, of the reasonable fees and expenses (including, but not limited to, the reasonable fees and disbursements of counsel and internal and third-party consultants, including financial consultants, and auditors) incurred by respective agents and the continuation of the payment to the agents on a current basis of the administration fees that are provided for thereunder, without the need to submit fee applications or to obtain Bankruptcy Court approval.

Borrowers are required to notify the Pre-Petition Agent for their respective Pre-Petition Facility of any material adverse action taken or threatened by any franchisor or of any material diminution in the number of subscribers corresponding to such Borrower Group. So long as there are any borrowings or letters of credit outstanding, or the commitments under the DIP Facility are in effect, the Primed Parties are not permitted to take any action in the Court or otherwise to exercise any remedies in respect of such adequate protection claims or liens; provided, that the foregoing does not prevent the Primed Parties from seeking additional adequate protection or modification thereof or from seeking the termination of the use of cash collateral upon the occurrence and during the continuance of any event of default under the loan documents for the DIP Facility as long as such additional adequate protection shall at all times be subject and junior to the claims and liens securing the DIP Facility.

The adequate protection liens and the priority claims granted to the Primed Parties secure an amount equal to the diminution, from and after the filing date, in the value of their prepetition collateral, including, without limitation, (x) the diminution in value of the Primed Liens as a consequence of the priming liens contemplated hereby, (y) the use by the members of the Borrower Group of cash collateral and (z) the continued use by the members of the Borrower Group of cash collateral otherwise subject to setoff.
As additional adequate protection to the Primed Parties, the Borrowers are required to comply with the terms of the Cash Management Protocol.

Nothing herein shall be deemed to constitute the consent of the Pre-Petition Agents or lenders under the Pre-Petition Facility to any act taken or sought by the Loan Parties during the Cases or to seek any relief under the Bankruptcy Code or applicable law, except to the extent expressly provided by the terms hereof.
Availability:
Availability under the Extended DIP Facility will be subject to the same conditions (in addition to the conditions set forth under "Conditions" below) which are applicable to the Existing DIP Facility, which conditions include:
1. Aggregate borrowings of all Borrowers may not exceed total commitments under the DIP Facility that are available from time to time.

2. No Borrower may borrow in excess of its Borrowing Limit from time to time (as reduced by Non-Group Intercompany Debt that has not been repaid (except as otherwise provided herein) and as a result of assets sales to the extent contemplated under "Mandatory Commitment and Borrowing Limit Reductions and Repayments"), as set forth below.
Mandatory Commitment and Borrowing Limit Reductions and Repayments:
Subject to the terms hereof, the following events constitute mandatory prepayment events: (i) any asset sale or other disposition of assets by any Loan Party (other than to any other Loan Party that belongs to the same Borrower Group), (ii) any casualty or other insured damage to any property of any Loan Party, or any taking of property pursuant to the power of eminent domain or condemnation, (iii) the issuance of any equity securities, or the receipt of any capital contribution (other than to or from any other Loan Party which belongs to the same Borrower Group), and (iv) the incurrence of any indebtedness (other than purchase money indebtedness of up to $40 million), in each case, subject to certain exceptions, so long as the proceeds from any such event exceed $100,000 (each, a "Reduction Event").

Upon the consummation of any Reduction Event, the net proceeds thereof are required to be applied as follows: (i) the Borrower in the Borrower Group to which such Loan Party belongs (or the Borrower in the Joint and Several Borrower Group in the case of a Reduction Event by a Holding Company) is required to repay its outstanding DIP loans with such proceeds, (ii) to the extent any excess proceeds after compliance with clause (i) are available, such Borrower is required to cash collateralize pro rata the letters of credit issued for its account, up to an amount equal to the amount of such excess proceeds and (iii) to the extent there are proceeds available after the repayments and collateralizations described in clauses (i) and (ii), such proceeds are required to be applied (x) in the case of a Borrower in a Several Borrower Group, to repay pro rata (on the basis of outstanding principal amount) any Non-Group Intercompany Debt owed or guaranteed by any Loan Party in such Borrower's Borrower Group and (y) in the case of the Borrower in the Joint and Several Borrower Group, (A) to repay on a pro rata basis the outstanding Loans of all other Borrowers, until such Loans have been repaid in full, (B) to the extent any excess proceeds after compliance with clause (A) are available, to cash collateralize pro rata the letters of credit issued for the account of all Borrowers and (C) to the extent any excess proceeds after compliance with clauses (A) and (B) are available, to repay pro rata (on the basis of outstanding principal amount) any Non-Group Intercompany Debt (with an exception for the Specified Intercompany Funding Transaction) owed or guaranteed by any Loan Party; provided that, in all cases, if the sum of all net proceeds received by all Loan Parties in a particular Borrower Group (including the Holding Companies in the case of the Joint and Several Borrower Group) from one or more Reduction Events is less than $1 million, the application of proceeds described above are not required to be made until receipt of aggregate net proceeds by the Loan Parties in the same Borrower Group (including the Holding Companies in the case of the Joint and Several Borrower Group) of at least $1 million.

In addition, in connection with any such sale or other disposition, (x) the Borrowing Limit of such Borrower is required to be reduced by an amount to be determined by the Co-Lead Arrangers in their discretion after consultation with the relevant Borrower (subject, in the case of Several Borrowers, to certain minimum reductions) and (y) the total commitments are required to be reduced by an amount equal to the amount of the repayment and cash collateralization made by the relevant Borrower pursuant to clause (i) or clause (ii) in the immediately preceding paragraph.
Optional Commitment and Borrowing Limit Reductions:	The Borrowers are permitted to reduce the total unused commitments at any time and from time to time.

In addition, each Borrower is also permitted to reduce (to an amount not less than its outstanding exposure) or permanently terminate its Borrowing Limit.
Exit of a Several Borrower:
Any Several Borrower Group may exit the DIP Facility, if each of the following conditions is met with respect to such Borrower Group: (i) all Loan Parties in such Borrower Group shall have terminated their participation in the cash management system of the consolidated group on terms and conditions reasonably satisfactory to the Required Lenders (each such occurrence, a "Cash Management Separation"), (ii) all loans outstanding under the DIP Facility to the Borrower in such Borrower Group shall have been repaid in full, together with accrued and unpaid interest thereon, (iii) all letters of credit issued for the account of such Borrower shall have expired or been cancelled (or cash collateralized as contemplated by clause (iv) below), (iv) all other secured obligations of all Loan Parties in such Borrower Group shall have been repaid in full or cash collateralized, in each case pursuant to arrangements reasonably satisfactory to the Administrative Agent and (v) the Borrowing Limit of such Borrower Group shall have been permanently reduced to $0. Upon satisfactions of such conditions, such Borrower Group is no longer bound by the covenants under the DIP Facility, and its collateral is required to be released.
Interest Rate Margin:	The interest rate margins for the Extended DIP Facility shall be 225 basis points over LIBOR, 125 basis points over alternate base rate.
Commitment Fees:	A commitment fee will accrue daily on the unused portion of the Tranche A commitments under the Extended DIP Facility, at a rate equal to 50 basis points per annum.
Letters of Credit
Under the Extended DIP Facility, letters of credit may expire up to 60 days after the Maturity Date, provided that for each letter of credit that expires after the Maturity Date, the applicable Borrower shall, at or prior to the Maturity Date, either cash collateralize such letter of credit or provide a "back-to-back" letter of credit (reasonably satisfactory to the issuing bank and the Administrative Agent), in each case, in an amount equal to 110% of its outstanding face amount.
Conditions:
As to effectiveness of the Extended DIP Facility, the conditions are: (i) the entry of an order of the Bankruptcy Court reasonably satisfactory in form and substance to the Co-Lead Arrangers, approving the transactions contemplated by the Extended DIP Facility, (ii) approval of lenders holding at least 66 2/3% of loans outstanding under the Existing DIP Facility and approval of all lenders under the Extended DIP Facility, (iii) payment of all fees and (iv) receipt of a legal opinion from counsel for the Loan Parties.

The conditions to borrowing under the Extended DIP Facility will be identical to the conditions to borrowing under the Existing DIP Facility which conditions include a bring-down of the representations and warranties.
Covenants:
Except as otherwise provided herein, the affirmative and negative covenants will be substantially identical to the covenants contained in the Existing DIP Facility which include, a limitation on indebtedness, a negative pledge, a limitation on investments (subject to certain baskets), and a requirement that franchise contracts be maintained/renewed (subject to a 10% basket), subject, in each case, to certain exceptions. Direct advances and other investments by any Loan Party in one Borrower Group to any Loan Party in another Borrower Group are not permitted (with an exception for the Specified Intercompany Funding Transaction). Advances by any Loan Party in any Borrower Group to any of its direct or indirect holding companies, and by any direct or indirect holding company of any Borrower Group to any Loan Party in such Borrower Group, are permitted so long as such advances and investments are secured by a silent second lien on the collateral securing the DIP Facility (the "Intercompany Liens"), which liens are subordinated in all respects (including as to enforcement) to the liens securing the DIP Facility (except that no member of a Borrower Group may make advances while a financial covenant event of default is in effect with respect to such Borrower Group). The recipients of any funds pursuant to advances permitted by the immediately preceding sentence are required to guarantee the repayment of such advances on a subordinated basis.

On any date, and except as otherwise expressly set forth herein, permitted intercompany advances and outstanding borrowings for any Borrower Group are not permitted to exceed the Borrowing Limit for such Borrower Group.

On a monthly basis, each Borrower Group is required to "true-up" intercompany advances in accordance with the provisions of the Cash Management Protocol. The Specified Intercompany Funding Transaction is not subject to the "true-up" requirement.
Financial Covenants:	1. Minimum EBITDAR with respect to each Borrower Group and minimum EBITDA with respect to all Loan Parties, in each case, tested monthly on a cumulative basis.
2. Maximum capital expenditures with respect to each Borrower Group and all Loan Parties, in each case, tested quarterly. Carry-over of unused amounts permitted.
The financial covenant levels for each Borrower Group and all Loan Parties are set forth in a document previously provided to the Co-Lead Arrangers to be posted on Intralinks for the DIP Lenders.
Failure of any Borrower Group to comply with any financial covenant constitutes an event of default only with respect to such Borrower Group.

Reporting Requirements:
1. Delivery of monthly budgets (each, a "Budget"), with respect to the consolidated group and each Borrower Group, in form and substance satisfactory to the Co-Lead Arrangers in their sole discretion, covering projections for such calendar month as well as the two subsequent calendar months, reconciling the results of business operations for the preceding calendar month, and specifying, among other things, maximum projected usage under the DIP Facility for each Borrower during the month covered by such Budget including without limitation capital expenditures with respect to each Borrower Group and the allocation among the Borrowers of the Parent's corporate overhead costs.
2. Delivery of periodic updates of the long-term budget of each Borrower Group as requested by the Co-Lead Arrangers.
3. Weekly delivery for each Borrower Group and the consolidated group of rolling 13-week projected receipts and disbursement forecasts.
4. Monthly delivery of reports regarding intercompany advances.
5. Monthly delivery of reports regarding status of franchise agreement and information regarding subscribers.
Failure to comply with any of the reporting requirements set forth above constitutes an event of default but may be waived by the Co-Lead Arrangers in their sole discretion.
Certain Modifications to Existing DIP Facility:	The Extended DIP Facility will include the following modifications to the terms of the Existing DIP Facility:

1. The date for delivery of the consolidated audited financial statements of the Parent for the fiscal year ended December 31, 2004 shall be extended until no later than June 30, 2005. In addition, the date for delivery of the combining schedule for each Borrower Group (other than the 7A, 7B and 7C Borrower Groups, which shall be delivered on a combined basis) containing certain unaudited financial information of the applicable Borrower Group or Borrower Groups for the fiscal year ended December 31, 2004 shall be extended until no later than July 31, 2005.
2. The requirement to deliver restated consolidated financial statements of the Parent for the fiscal years ended 1999 and 2000 shall be deleted.

3. The form of certifications relating to the combining schedules and the monthly financial statements of the Borrower Groups will be revised in a manner acceptable to the Borrowers and the Co-Lead Arrangers.

4. In addition to the Pre-Petition Payments that the Loan Parties are permitted to make under the terms of the Existing DIP Facility, the Extended DIP Facility will permit the Loan Parties to make Pre-Petition Payments so long as (i) no individual Pre-Petition Payment exceeds $1.5 million and (ii) all such Pre-Petition Payments (not including the Pre-Petition Payments currently authorized by the Existing DIP Facility), in the aggregate, do not exceed $15 million.
5. The Loan Parties shall be permitted to maintain up to $2 million in the aggregate in accounts not maintained with the Administrative Agent.
6. The definition of "Interest Period" in respect of LIBOR based loans shall be amended to permit 6-month LIBOR contracts.
7. The Applicable L/C Fee Rate shall be reduced to 2.25%.

8. The date in Section 3.04(b), No Material Adverse Change, shall be changed to December 31, 2003. In addition, the definition of Current SEC Reports shall be revised to include the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.
9. The amount of Shared Capital Expenditures that the Joint and Several Borrower Group shall be permitted to allocate to the other Borrower Groups shall be increased from $150,000,000 to $200,000,000.

10. The definitions of EBITDA and EBITDAR shall be revised to clarify that for purposes of such definitions, extraordinary non-cash charges shall include non-cash charges arising from the write-off of any deferred financing costs relating to the pre-petition financing arrangements of the applicable Loan Party or Loan Parties.
Governance Matters:	The Borrowers must continue to employ William T. Schleyer as CEO, or a successor CEO or senior executive reasonably acceptable to the Co-Lead Arrangers.
Assignments:	Assignments do not require the consent of any Loan Party.
Governing Law:	New York, except as governed by the Bankruptcy Code.

ANNEX A

Century Borrower Group (Several Borrower Group):

Borrower:

Century Cable Holdings, LLC

Guarantors:

Ft. Myers Cablevision, LLC
Ft. Myers Acquisition Limited Partnership
Adelphia Cablevision of Newport Beach, LLC
California Ad Sales, LLC
Tri-States, L.L.C.
CMA Cablevision Associates VII, L.P.
Wellsville Cablevision, L.L.C.
Brazas Communications, Inc.
Eastern Virginia Cablevision, L.P.
Louisa Cablevision, Inc.
Manchester Cablevision, Inc.
Clear Cablevision, Inc.
Adelphia Cablevision of Inland Empire, LLC
Adelphia Cablevision Corp.
Harron Cablevision of New Hampshire, Inc.
Adelphia Communications of California II, LLC
Century Virginia Corp.
Adelphia of the Midwest, Inc.
Badger Holding Corporation
Paragon Cable Television Inc.
Paragon Cablevision Construction Corporation
Century Wyoming Cable Television Corp.
Star Cable Inc.
E. & E. Cable Service, Inc.
Adelphia Cablevision of West Palm Beach III, LLC
Adelphia Cablevision of Orange County II, LLC
Owensboro on the Air, Inc.
Owensboro Indiana, L.P.
Century Island Cable Television Corp.
Southwest Colorado Cable, Inc.
Sentinel Communications of Muncie, Indiana, Inc.
Huntington CATV, Inc.
Century Warrick Cable Corp.
Century Cable Holding Corp.
Adelphia Cablevision of Orange County, LLC
Century Ohio Cable Television Corp.
Tele-Media Company of Tri-States L.P.
CMA Cablevision Associates XI, Limited Partnership
Martha's Vineyard Cablevision, L.P.
TMC Holdings Corporation
Scranton Cablevision, Inc.
Blacksburg/Salem Cablevision, Inc.

Adelphia Cablevision of Seal Beach, LLC
Adelphia Cablevision of Fontana, LLC
Adelphia Cablevision of San Bernardino, LLC
Adelphia Cablevision of Boca Raton, LLC
Adelphia Communications of California, LLC
Century Mountain Corp.
Adelphia Prestige Cablevision, LLC
Adelphia Cleveland, LLC
S/T Cable Corporation
Paragon Cablevision Management Corporation
Century Trinidad Cable Television Corp.
Grafton Cable Company
The Westover T.V. Cable Co., Incorporated
Century New Mexico Cable Television Corp.
Mickelson Media, Inc.
Century Mendocino Cable Television, Inc.
Century Colorado Springs Partnership
Century Granite Cable Television Corp.
Century Island Associates, Inc.
Century Southwest Colorado Cable Television Corp.
Century Indiana Corp.
Adelphia Cablevision of West Palm Beach IV, LLC
Adelphia Cablevision of West Palm Beach V, LLC
Century Berkshire Cable Corp.
Adelphia Pinellas County, LLC

Century-TCI Borrower Group (Several Borrower Group):

Borrower:

Century-TCI California, L.P.

Guarantors:

Century-TCI Holdings, LLC
Century-TCI California Communications, L.P.

UCA Borrower Group (Several Borrower Group):

Borrower:

UCA LLC

Guarantors:

Southwest Virginia Cable, Inc.
Van Buren County Cablevision, Inc.
Adelphia Cablevision of Santa Ana, LLC
Adelphia Cablevision of Simi Valley, LLC
Tele-Media Company of Hopewell-Prince George
SVHH Cable Acquisition, L.P.
SVHH Holdings, LLC
Olympus Communications, L.P.
National Cable Acquisition Associates, L.P.
Tele-Media Investment Partnership, L.P.
Adelphia Central Pennsylvania, LLC
Eastern Virginia Cablevision Holdings, LLC

Parnassos Borrower Group (Several Borrower Group):

Borrower:

Parnassos, L.P.

Guarantors:

Parnassos Holdings, LLC
Parnassos Communications, L.P.
Western NY Cablevision, L.P.

Frontiervision Borrower Group (Several Borrower Group):

Borrower:

FrontierVision Operating Partners, L.P.

Guarantors:

FrontierVision Capital Corporation
FrontierVision Access Partners, LLC
The Main InternetWorks, Inc.
Adelphia Communications of California III, LLC
FrontierVision Cable New England, Inc.
FOP Indiana, L.P.
FrontierVision Holdings, L.P.
FrontierVision Operating Partners, L.L.C.
FrontierVision Holdings Capital Corporation
FrontierVision Holdings Capital II Corporation

Olympus Borrower Group (Several Borrower Group):

Borrower:

Olympus Cable Holdings, LLC

Guarantors:

Olympus Communications Holdings, L.L.C.
Arahova Holdings, LLC
Adelphia Cablevision of New York, Inc.
Century Alabama Holding Corp.
Century Enterprise Cable Corp.
Century Alabama Corp.
Century Cullman Corp.
Century Cable Management Corporation
Century Carolina Corp.
Century Huntington Company
Century Mississippi Corp.
Century Norwich Corp.
Century Shasta Cable Television Corp.
CDA Cable, Inc.
Century Washington Cable Television, Inc.
Century Kansas Cable Television Corp.
Century Lykens Cable Corp.
Cowlitz Cablevision, Inc.
Imperial Valley Cablevision, Inc.
Kootenai Cable, Inc.
Mickelson Media of Florida, Inc.
Pullman TV Cable Co., Inc.
Rentavision of Brunswick, Inc.
Telesat Acquisition, LLC
Valley Video, Inc.
Wilderness Cable Company
Yuma Cablevision, Inc.
Warrick Cablevision, Inc.
CCC-III, Inc.
Warrick Indiana, L.P.
Chelsea Communications, LLC
Chelsea Communications, Inc.
GS Telecommunications LLC
Kalamazoo County Cablevision, Inc.
Multi-Channel T.V. Cable Company
Mt. Lebanon Cablevision, Inc.
Rigpal Communications, Inc.
Upper St. Clair Cablevision, Inc.
Pericles Communications Corporation
Mountain Cable Communications Corporation
Young's Cable TV Corp.
Better TV, Inc. of Bennington
Adelphia Cablevision Associates, L.P.
Three Rivers Cable Associates, L.P.

Mountain Cable Company, L.P.
Lake Champlain Cable Television Corporation
Richmond Cable Television Corporation
Adelphia GS Cable, LLC
ACC Cable Holdings VA, Inc.
Adelphia Cable Partners, L.P.
GS Cable LLC
ACC Cable Communications FL-VA, LLC
Timotheos Communications, L.P.
Southeast Florida Cable, Inc.
Key Biscayne Cablevision
West Boca Acquisition Limited Partnership
Starpoint, Limited Partnership
Genesis Cable Communications Subsidiary L.L.C.
Cable Sentry Corporation
Coral Security, Inc.
Westview Security, Inc.
Olympus Capital Corporation
TMC Holdings, LLC
Adelphia Company of Western Connecticut
Olympus Subsidiary, LLC
Adelphia Holdings 2001, LLC

Seven A (Joint and Several Borrower Group):

Borrower:

ACC Investment Holdings, Inc.

Guarantors:

ACC Telecommunications Holdings LLC
ACC Telecommunications LLC
ACC Telecommunications of Virginia LLC
ACC-AMN Holdings, LLC
Adelphia Acquisition Subsidiary, Inc.
Adelphia Arizona, Inc.
Adelphia Cablevision, LLC
Adelphia Communications International, Inc.
Adelphia International II, LLC
Adelphia International III, LLC
Adelphia Harbor Center Holdings, LLC
Adelphia General Holdings III, Inc.
Adelphia Mobile Phones, Inc.
Adelphia Telecommunications, Inc.
Adelphia Wellsville, LLC
Chestnut Street Services, LLC
The Golf Club at Wending Creek Farms, LLC
Mercury Communications, Inc.
Page Time, Inc.
Sabres, Inc.
US Tele-Media Investment Company
Empire Sports Network, L.P.

Seven B (Several Borrower Group):

Borrower:

Arahova Communications, Inc.

Guarantors:

FAE Cable Management Corp.
Adelphia Blairsville, LLC
Century Colorado Springs Corp.
Century Voice and Data Communications, Inc.
Century Australia Communications Corp.
Century Oregon Cable Corp.
Century Investment Holding Corp.
Century Investors, Inc.
Owensboro-Brunswick, Inc.
Century Advertising, Inc.
Century Programming, Inc.
Century Realty Corp.
Century Federal, Inc.
Century Pacific Cable TV, Inc.
Century Cable of Southern California
Century Communications Corp.
Century Exchange, LLC

Seven C (Several Borrower Group):

Borrower:

Adelphia California Cablevision, LLC

Guarantors:

Adelphia Cablevision of the Kennebunks, LLC
CP-MDU I LLC
CP-MDU II LLC
Adelphia Telecommunications of Florida, Inc.
Buenavision Telecommunications, Inc.
Century Cablevision Holdings, LLC
CCC-Indiana, Inc.
CCH Indiana, L.P.
Global Cablevision II, LLC
Global Acquisition Partners, L.P.
Monument Colorado Cablevision, Inc.
Leadership Acquisition Limited Partnership
Telesat Acquisition Limited Partnership
Robinson/Plum Cablevision, L.P.

Holding Company Guarantors:

Adelphia Communications Corporation
ACC Operations, Inc.
ACC Holdings II, LLC
FrontierVision Holdings, LLC
FrontierVision Partners, L.P.
Adelphia GP Holdings, LLC
Montgomery Cablevision, Inc.
Adelphia Western New York Holdings, LLC